Exhibit 99.1

CyberOptics Reports Fourth Quarter Operating Results

Minneapolis, MN—February 20, 2018—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the fourth quarter of 2017 ended December 31.

Fourth quarter sales, which were modestly above the previously-issued guidance for this period, totaled $13.2 million, compared to $13.5 million in the fourth quarter of 2016. CyberOptics also reported earnings of $503,000 or $0.07 per share, which included a $414,000 income tax benefit related to recent changes in federal income tax law. Earnings of $6.1 million or $0.85 per share were reported in the fourth quarter of 2016, which included a $5.3 million non-cash income tax benefit from the reversal of the valuation allowance for deferred income taxes.

For full-year 2017, CyberOptics reported sales of $53.3 million, compared to $66.2 million in 2016. Earnings for the year came to $1.3 million or $0.19 per share, compared to $11.6 million or $1.64 per share in 2016.

CyberOptics’ fourth quarter performance benefited from strongly higher sales of OEM sensors, including 3D MRS-enabled products, and WaferSense products for the semiconductor industry. Sales of all 3D MRS-based products increased 59% year-over-year to $3.8 million in the fourth quarter of 2017. For the year, total MRS-based revenues rose 17% to $14.3 million. However, the underlying growth rate was 88%, absent $4.7 million of SQ3000 sales to one customer in 2016.

Sensor sales increased 25% year-over-year to $3.5 million in the fourth quarter, paced by higher volumes of 3D MRS-enabled sensors and legacy 2D products. Fourth quarter sales of 3D MRS sensors to KLA-Tencor and Nordson YESTECH, our principal OEM customers for these products, increased by approximately 100% year-over-year. With demonstrations underway of its MRS-enabled mid-end semiconductor inspection capability, the company believes initial sales of these sensors are possible during the second half of 2018.

Sales of SMT inspection systems declined 31% year-over-year to $4.6 million in the fourth quarter of 2017. Reduced demand for legacy 2D products more than offset solidly higher sales of SQ3000 3D AOI systems, which increased nearly 70% year-over-year to $2.7 million in the fourth quarter. During this period, CyberOptics added six new SQ3000 customers as more manufacturers are recognizing the competitive advantages of this important inspection technology. For the year, 24 new SQ3000 customers were added, nearly double the number of new customers in 2016.

Sales of semiconductor sensors, principally the WaferSense product line, increased 29% year-over-year to $3.4 million in the fourth quarter, reflecting favorable industry conditions and the steadily growing traction these productivity enhancement tools are gaining in the semiconductor industry. Sales of general-purpose metrology products increased 26% year-over-year to $1.7 million in the fourth quarter, driven by legacy scanning products and services. Prospective metrology customers are showing interest in the recently introduced SQ3000 3DCMM (Coordinate Measurement) system that has a significant speed advantage over traditional CMM’s. This 3D MRS-based system incorporates the SQ3000’s AOI inspection capabilities with some of the metrology functionality of the CyberGage360 Scanning System, but with greater resolution and measurement performance. CyberOptics believes that general-purpose metrology is an attractive market for its products.

Dr. Subodh Kulkarni, president and chief executive officer, commented: “We are very optimistic about the future prospects of our 3D MRS technology, particularly in the areas of inspection and metrology for mid-end semiconductor and advanced packaging applications and inspection of complex electronics in areas such as automotive and mobile devices. As discussed previously, we have started to make incremental additions to our sales team and will continue to enhance our global sales channels.”

He continued: “CyberOptics ended the fourth quarter of 2017 with an order backlog of $11.4 million, up modestly from the level at the end of the third quarter. Sales of $12.5 - $13.5 million are currently forecasted for the first quarter of 2018 ending March 31.”

Kulkarni added: “We are very optimistic about CyberOptics’ future. Our positive outlook reflects the competitive advantages of our suite of MRS-enabled sensors and inspection systems, the potential for incremental revenue from mid-end semiconductor inspection, and the steadily growing acceptance of our WaferSense products.”

About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high precision sensing technology solutions. CyberOptics’ sensors are used in surface mount technology (SMT), semiconductor and metrology markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical markets. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the timing of orders and shipments of our products, particularly our 3D MRS-enabled AOI systems; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; the success of CyberGage360; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Fourth Quarter Conference Call and Replay

CyberOptics will review its fourth quarter operating results in a conference call at 4:30 PM Eastern today. Investors can access this call toll-free at 888-394-8218 prior to the start of the call by providing the conference ID: 2186928. Investors also can listen to a live webcast through the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the fourth quarter conference call, available one hour after the call, can be accessed by dialing 888-203-1112 and providing conference ID: 2186928. The replay will be available for 30 days following the call.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2017	2016	2017	2016
Revenue	$13,176	$13,455	$53,333	$66,240
Cost of revenue	7,139	7,130	28,573	37,185
Gross margin	6,037	6,325	24,760	29,055
Research and development expenses	2,130	1,903	8,022	8,040
Selling, general and administrative expenses	3,836	3,768	15,657	14,796
Amortization of intangibles	16	16	66	66
Income from operations	55	638	1,015	6,153
Interest income and other	34	169	(107)	238
Income before income taxes	89	807	908	6,391
Benefit for income taxes	(414)	(5,279)	(404)	(5,171)
Net income	$503	$6,086	$1,312	$11,562
Net income per share - Basic	$0.07	$0.88	$0.19	$1.69
Net income per share - Diluted	$0.07	$0.85	$0.19	$1.64
Weighted average shares outstanding - Basic	6,980	6,889	6,946	6,832
Weighted average shares outstanding - Diluted	7,187	7,153	7,075	7,049

Condensed Consolidated Balance Sheets

	Dec. 31, 2017	Dec. 31, 2016
	(Unaudited)
Assets
Cash and cash equivalents	$6,944	$10,640
Marketable securities	6,670	6,493
Accounts receivable, net	10,772	10,895
Inventories	14,393	11,531
Other current assets	1,593	1,535
Total current assets	40,372	41,094

Marketable securities	9,073	8,728
Intangible and other assets, net	1,746	1,804
Fixed assets, net	2,307	2,438
Other assets	261	193
Deferred tax assets	5,742	5,323
Total assets	$59,501	$59,580

Liabilities and Stockholders' Equity
Accounts payable	$4,294	$6,217
Accrued expenses	2,678	4,084
Total current liabilities	6,972	10,301

Other liabilities	247	381
Total liabilities	7,219	10,682

Total stockholders' equity	52,282	48,898
Total liabilities and stockholders' equity	$59,501	$59,580